SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission

Only (as permitted by Rule 14a-6(e)(2))
  [X]  Definitive Proxy Statement
  [ ]  Definitive Additional Materials
  [ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                     R.P. SCHERER CORPORATION
          (Name of Registrant as specified in its charter)

                                   N/A
  (Name of person(s) filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
    of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
    1)  Title of each class of securities to which transaction applies:
    2)  Aggregate number of securities to which transaction applies:
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
        Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
    4)  Proposed maximum aggregate value of transaction:
    5)  Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    1)  Amount previously paid:
    2)  Form, Schedule, or Registration Statement No.:
    3)  Filing party:
    4)  Date filed:

                  R.P. SCHERER CORPORATION
                 2301 WEST BIG BEAVER ROAD
                       P.O. BOX 7060
                    TROY, MI 48007-7060



                                                             July 26, 1997






Dear Shareholder:

Your Board of Directors joins me in extending to you a cordial invitation to attend the 1997 Annual Meeting of Stockholders which will be held on September 11, 1997 at The Townsend Hotel, 100 Townsend Street, Birmingham, Michigan. Please note that this year's meeting will start promptly at 1:00 p.m. local time.

We sincerely hope you will be able to attend and participate in the meeting. We will report on the Company's continued progress and respond to questions you may have about the Company's business. In addition, we will vote on the matters included in the enclosed proxy statement.

Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting and, therefore, we urge you to complete, sign, date and return the enclosed proxy card in the envelope provided for this purpose.

                                                  Sincerely yours,



                                                  Aleksandar Erdeljan
                                                  Chairman, President and
                                                    Chief Executive Officer

_______________________________________________________________________________

                 TO ASSURE YOUR REPRESENTATION AT THE MEETING,
                 PLEASE DATE AND SIGN THE ENCLOSED PROXY AND
                 RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.
_______________________________________________________________________________


                 R.P. SCHERER CORPORATION
                 2301 WEST BIG BEAVER ROAD
                       P.O. BOX 7060
                 TROY, MICHIGAN 48007-7060
                       (248) 649-0900

          NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                     September 11, 1997

The Annual Meeting of Stockholders of R.P. Scherer Corporation will be held on September 11, 1997 at The Townsend Hotel, 100 Townsend Street, Birmingham, Michigan, beginning at 1:00 p.m. local time for the following purposes:

       1. To elect directors of the Company to serve until the next Annual Meeting and until their respective successors shall be elected and shall qualify;

       2. To ratify the appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending March 31, 1998;

       3. To ratify the 1997 Stock Option Plan for key members of management of the Company; and

       4. To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on July 14, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

Whether or not you plan to be present at the meeting in person, please fill in, date and sign the enclosed proxy and return it promptly in the self-addressed envelope. It does not require postage if mailed in the United States.

            By Order of the Board of Directors,

                                                           Nicole S. Williams
                                                           CORPORATE SECRETARY
July 26, 1997

                  R.P. SCHERER CORPORATION
                 2301 WEST BIG BEAVER ROAD
                       P. O. BOX 7060
                 TROY, MICHIGAN 48007-7060

                       (248) 649-0900


                      PROXY STATEMENT



The accompanying proxy is solicited on behalf of the Board of Directors of R.P. Scherer Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on September 11, 1997 at The Townsend Hotel, 100 Townsend Street, Birmingham, Michigan, beginning at 1:00 p.m. local time. It is expected that this Proxy Statement and the accompanying proxy will be mailed commencing July 29, 1997 to each stockholder entitled to vote.

Proxies delivered pursuant to this solicitation are revocable at the option of the persons executing the same, prior to their exercise, by attendance and voting at the Annual Meeting or by written notice delivered to the Corporate Secretary of the Company prior to the meeting. Unless previously revoked, all proxies representing shares entitled to vote which are delivered pursuant to this solicitation will be voted at the meeting by the named attorneys-in-fact and agents, to the extent authorized, in accordance with the directions contained therein. If no such directions are given, the shares represented by such proxies will be voted in favor of the election of directors, the ratification of the appointment of auditors, and in accordance with the discretion of the named attorneys-in-fact and agents on any other matters that may properly come before the meeting.

On July 14, 1997, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, the Company had outstanding 24,277,927 shares of common stock (the "Common Stock"), and there were no outstanding shares of any other class of stock. Each holder of the Common Stock is entitled to one vote for each share of such stock held. A majority of the outstanding shares, whether present in person or by proxy, is required to constitute a quorum to transact business at the meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table sets forth information as of June 30, 1997, regarding the beneficial ownership of Common Stock of the Company by principal holders, by each director of the Company beneficially owning Common Stock and by all officers and directors of the Company as a group.

       NAME AND ADDRESS                     NUMBER OF COMMON SHARES     PERCENT
       ----------------                     -----------------------     -------
Thomas W. Smith/Thomas N. Tryforos (1)
323 Railroad Avenue
Greenwich, CT 06830                                1,183,680               5.0%

Aleksandar Erdeljan                                  843,271               3.5%
Nicole S. Williams                                    43,762                 *
Thomas J. Stuart                                      39,545                 *
Dennis R. McGregor                                     6,896                 *
Joseph E. Mitchell                                       200                 *
Louis Lasagna                                          8,000                 *
Robert H. Rock                                        12,000                 *
  R.P. Scherer Corporation(2)
  2075 West Big Beaver Road
  Troy, Michigan 48084

All officers and directors as a group(2)             954,774               3.9%
===============================================================================
 *Represents less than 1% of the Company's outstanding common stock.

(1) As reported in Schedule 13D filed with the Securities and Exchange Commission (the "SEC") jointly by Mr. Smith and Mr. Tryforos on February 22, 1996. Mr. Smith through direct ownership exercised as of that date sole voting and dispositive power with respect to 250,880 shares, and, in conjunction with Mr. Tryforos, shared voting and dispositive power with respect to 930,400 shares, which were beneficially owned by both Mr. Smith and Mr. Tryforos in their capacity as general partners of three limited partnerships and trustees of a profit-sharing plan. Mr. Tryforos also through direct ownership exercised as of that date sole voting and dispositive power with respect to 2,400 shares.

(2) Each of the named individuals has (or will have upon the exercise of options exercisable within sixty days) voting and investment power with respect to all shares shown as beneficially owned by such person. The shareholdings listed include shares subject to options granted pursuant to the Company's stock plans exercisable within sixty days held as of June 30, 1997, as follows: Mr. Erdeljan - 726,129 shares; Ms. Williams - 44,762 shares; Mr. Stuart - 39,445 shares; Mr. McGregor - 6,896 shares;
Mr. Lasagna - 8,000 shares; and Mr. Rock - 12,000 shares.

DIRECTORS

Set forth below are the name, age and employment history, including all positions held concurrently or successively in the past five years, of each of the Company's directors nominated to be re-elected.

                                  PRESENT PRINCIPAL OCCUPATION OF EMPLOYMENT
NAME                  AGE            AND FIVE-YEAR EMPLOYMENT HISTORY (1)
----                  ---         ------------------------------------------
Aleksandar Erdeljan   47    Chairman and Chief Executive of the Company since
                            March 1996. President of the Company since August
                            1991 and Director of the Company since June 1990.
                            President and Director of R.P. Scherer
                            International Corporation from 1989 to February
                            1995. President of Pharmaphil Group, Inc. from
                            January 1987 to June 1989. Director of Corporate
                            Development of the Company from June 1985 to January 1987.

Lori G. Koffman       38    Director of the Company since September 1989 and of
                            R.P. Scherer International from September 1989 through February 1995. Assistant Secretary of the
                            Company from December 1989 to May 1996. Managing
                            Director, CIBC Wood Gundy Capital since April
                            1995. Senior Vice President, Lehman from 1990 to
                            December 1994. Also a director of LifeCell
                            Corporation, Sinclair Montrose Healthcare plc,
                            Collegiate Health Care, Inc., Mulberry Child Care
                            Centers, Inc. and iVillage Inc.

Frederick Frank       65    Director of the Company since June 1990 and of
                            R.P. Scherer International Corporation from
                            August 1988 through February 1995. Vice Chairman of Lehman Brothers. Also a director of Pharmaceutical Product Development,
                            Inc.,Physicians Computer Network and Diagnostic
                            Products, Inc.

James A. Stern        46    Director of the Company since June 1990 and of
                            R.P. Scherer International Corporation from June
                            1990 through February 1995. Chairman of The
                            Cypress Group LLC, a private merchant bank, since
                            April 1994. Managing Director of Lehman and head of its Merchant Banking Group from 1989 to 1994. Also a director of Noel Group, Inc., K & F
                            Industries Inc., Lear Corporation, Cinemark USA,
                            Inc. and AMTROL, Inc.

Louis Lasagna, M.D    74    Director of the Company since September 1991 and
                            of R.P. Scherer International Corporation from
                            June 1992 through February 1995. Dean for
                            Scientific Affairs, Tufts University School of
                            Medicine, since 1995. Dean, Sackler School of
                            Graduate Biomedical Sciences, Tufts University;
                            Professor of Psychiatry and Professor of Pharmacology, Tufts University, in each case since 1984. Independent consultant since 1965.
                            Director of Tufts University Center for the Study of Drug Development since 1975. Chairman of the Board of Astra USA. Member of the Board of
                            Trustees of International Life Sciences
                            Institute/Nutrition Foundation since 1980 and
                            Chairman since 1991. Director of the Foundation for Nutritional Advancement since 1980.

Robert H. Rock        47    Director of the Company since September 1991 and
                            of R.P. Scherer International Corporation from
                            June 1992 through February 1995. Chairman of
                            Metroweek Corporation since December
                            1988. President of MLR Holdings LLC since October
                            1987. Chairman and Chief Executive Officer of the
                            Hay Group from October 1986 to October 1987. Also a director of the Penn Mutual Life Insurance
                            Company, Hunt Manufacturing Company,
                            Alberto-Culver Company, Quaker Chemical
                            Corporation and the Wistar Institute.

                                  PRESENT PRINCIPAL OCCUPATION OF EMPLOYMENT
NAME                  AGE            AND FIVE-YEAR EMPLOYMENT HISTORY (1)
----                  ---         ------------------------------------------
John E. Avery         68    Director of the Company since January 1995.
                            Chairman of the Americas Society and Council of the Americas from 1993 to 1996. Assistant to the Chairman of Johnson & Johnson from 1992 to
                            1993. Company Group Chairman, Johnson & Johnson, from 1979 to 1992. Also a director of the Americas
                            Society and Council of the Americas and the Argentine-American Chamber of Commerce. Member of the Dean's Council at the Yale University School of Medicine, the operating board of TCW/Latin
                            America Partners, LLC, and the Council on Foreign
                            Relations.

Kenneth L. Way        57    Director of the Company since January
                            1997. Chairman and Chief Executive Officer of Lear
                            Corporation since 1988. Also a director of Comerica Bank.


BOARD MEETINGS AND COMMITTEES

The Board of Directors met four times during the Company's fiscal year ended March 31, 1997 No member of the Board attended fewer than 75% of the aggregate number of meetings of the Board and the committees on which he or she served during the period. The Board of Directors has three standing committees: an Audit Committee, an Executive Committee and a Compensation Committee.

The Audit Committee consists of Directors John E. Avery (Chairman), Louis Lasagna, James A. Stern and Robert H. Rock. The principal functions of the Audit Committee are to (i) review the scope and services of the Company's independent auditors, (ii) review the Company's internal control policies and procedures, (iii) make recommendations to the full Board concerning the selection of auditors and the scope of their audit services, (iv) annually review the Company's audited financial statements and the qualifications and fees of the independent auditors of the Company, and (v) perform such other functions from time to time as requested by the Board of Directors. The Audit Committee met three times during the 1997 fiscal year.

The Executive Committee currently consists of Directors Aleksandar Erdeljan, James A. Stern (Chairman) and Ken Way. The Committee exercises all of the powers of the Board of Directors, except as limited by Delaware Law or by the Company's By-Laws, in the management of the business and the affairs of the Company during intervals between meetings of the Board of Directors. The Executive Committee met once during the 1997 fiscal year.

The Compensation Committee consists of Directors Frederick Frank, Robert H. Rock (Chairman) and James A. Stern. The Compensation Committee, subject to final approval of the full Board, reviews and approves salaries and other benefits of officers and employees and administers the Incentive Compensation Plan, the 1992 Stock Option Plan and the Company's other compensation plans for officers and key employees. The Compensation Committee met five times during the 1997 fiscal year.

COMPENSATION OF OUTSIDE DIRECTORS

Directors who are not officers or employees of the Company or any of its subsidiaries ("Outside Directors") are currently paid an annual retainer of $18,000 and $1,000 for each Board meeting attended, and an additional annual retainer of $3,000 for serving as chairman of any committee of the Board of Directors. In addition, pursuant to separate option agreements, each Outside Director is initially granted options to purchase 12,000 shares of Common Stock at a price which reflects the market value at the time of grant; such options become exercisable three years from the date of grant, and expire seven years after the date of vesting.

EXECUTIVE COMPENSATION, RETIREMENT PLANS AND OTHER TRANSACTIONS

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Company's Compensation Committee is comprised of three directors who are not employees-- Robert H. Rock, James A. Stern and Frederick Frank--and a subcommittee thereof consisting of two individuals who are each "non-employee directors" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934 as amended and "outside directors" within the meaning of
Section 162(m) of the Internal Revenue Code of 1986 as amended (the "Code") (collectively, the "Committee"). The Committee makes recommendations to the Board of Directors concerning the remuneration plans for senior management. In addition, the Committee exercises administrative powers with respect to the Company's remuneration plans, including incentive compensation, stock option and retirement benefit plans. During fiscal 1997, the Board of Directors did not reject or modify any recommendation made by the Committee.

COMPENSATION PHILOSOPHY

Compensation for executive officers of the Company is designed to:

    1. Reinforce the attainment of annual performance goals while also encouraging a long-term perspective toward sustained profitable growth by providing for a substantial portion of executive officers' total compensation to be based upon the increase in economic value added to the Company.

    2. Align the interests of executive officers with those of the shareholders through programs that provide a portion of annual compensation in options to purchase Common Stock of the Company, thus allowing for the accumulation of an equity interest in the Company and linking compensation with increased stock value.

    3. Enable the Company to attract and retain capable management by providing a competitive total compensation opportunity.

COMPENSATION VEHICLES

The primary components of executive compensation are an annual salary, an incentive compensation plan for certain executives, and a stock option plan.

ANNUAL SALARY

Executive officers are provided with an annual salary which is intended to fall within the median to 75th percentile of base compensation for equivalent positions with industrial employers with revenues in a range comparable to those of the Company. Annual salaries for all executives are monitored and compensation guidelines are adjusted annually as of June 1st on the basis of comparison to compensation surveys, changes in responsibilities and other information. If compensation levels are deemed appropriate, then an increase reflecting the current annual inflation rate is made. The inflationary increase, to be effective June 1, 1997, has been established at 4.0%, which was derived from the latest Bureau of Labor Statistics Employment Cost Index.

INCENTIVE COMPENSATION PLAN

The R.P. Scherer Corporation Management Incentive Compensation Plan ("Incentive Compensation Plan"), which was ratified by the shareholders in fiscal 1993, has as its purpose to provide certain management employees an annual incentive specifically related to increases in economic value of the Company.

Under the Incentive Compensation Plan, incentive compensation is directly linked to return generated through the employment of capital. This return, which is defined as "Economic Value Added" ("EVA"), is measured individually for each of the Company's major business divisions, as well as for the Company on a consolidated basis. EVA equals the operating profit generated less taxes and the cost of capital (based upon net operating assets) employed to generate such profit. The EVA Incentive Compensation Plan is designed to provide an incentive Award generally equivalent to 40% of salary for the participants, based on objectives for increased EVA as approved by the Board of Directors. In addition to the EVA-based Award, the Committee may, at the recommendation of the Chairman and President, grant to each participant an Award, which is a function of their performance against mostly qualitative objectives.

For fiscal 1997, the EVA Award, based on the EVA objectives as approved by the Board of Directors, was designed to provide an incentive Award equivalent to 40% of salary for the participants in the Incentive Compensation Plan. Actual improvement in EVA for fiscal 1997 of $7.5 million resulted in a consolidated EVA Award of 48% of salary as compared with the target Award of 40% of salary. A portion of this Award must be used to purchase stock options, as described below, and the remainder is paid as a cash bonus. The average cash bonus earned under the Incentive Compensation Plan in fiscal 1997 by executive officers (other than the CEO) which appear in the summary compensation table was 32% of total cash compensation. This situation satisfies the Committee's desire that a significant portion of total cash compensation be tied to the financial performance of the Company.

1992 STOCK OPTION PLAN

The Stock Option Plan of R.P. Scherer Corporation and Subsidiaries ("1992 Stock Option Plan"), which was ratified by the shareholders in fiscal 1993, is designed to provide executives stock options as an additional incentive to maximize shareholder value through improved Company financial performance. Under the 1992 Stock Option Plan, 25% of the EVA award earned by participants through the Incentive Compensation Plan is applied each year to purchase options for shares of Common Stock at a cost per share option as determined under the provisions of the 1992 Stock Option Plan. Options purchased in any given year are not a function of prior holdings. The exercise price of such purchased option is the beginning of year average stock price net of the purchase cost, increased by a 10% annual rate compounded over five years. Hence, the market value of the Company's Common Stock must increase at a correspondingly higher rate before such options become in-the-money.

For each purchased share option, the participants in the 1992 Stock Option Plan receive a granted option to purchase an additional share of Common Stock which is exercisable at an average stock price for the beginning of the year. Options may be exercised in whole or in part, but may only be exercised for an equal number of shares issuable upon the exercise of purchased options and granted options. The granted options provide an added incentive for participants to achieve results which enhance shareholder value.

CEO COMPENSATION

Last year, with Mr. Cashman's decision to step down from his position of Chairman and co-CEO and the appointment by the Board of Directors of Mr. Erdeljan to the positions of Chairman, President and CEO, it was decided by the Compensation Committee that a new compensation structure should be put in place for Mr. Erdeljan. Effective for Fiscal 1997, the new compensation structure reflects the additional responsibilities and more traditional structure than had existed previously. The Committee reviewed surveys of executive base salaries paid for similar positions in companies of similar size as Scherer, as well as an analysis of the Peer Group (as defined below) to determine an appropriate base salary level that would place Mr. Erdeljan in the median to 75th percentile of base salaries for similar positions of such companies. This resulted in the establishment of a base salary for Fiscal 1997 of $550,000. Mr. Erdeljan is also a participant in the EVA Incentive Compensation Plan, which determined his cash bonus and stock option grant for Fiscal 1997.

PROPOSED 1997 STOCK OPTION PLAN

The Company is requesting ratification by the shareholders of the R.P. Scherer 1997 Stock Option Plan (the "1997 Stock Option Plan"), which will provide for up to 1.2 million shares, or 5% of total common shares outstanding as of the adoption date, to be issued thereunder. The 1997 Stock Option Plan will continue to provide selected employees and directors with options to purchase common stock of the Company and is designed to comply with the requirements of Section 162(m) of the Code.

It is the intent of the Committee that the initial options granted under the 1997 Stock Option Plan will have the same fundamental attributes of options granted under the 1992 Stock Option Plan. These attributes, which, where applicable will appear in the option award agreements, are namely the following:

- The stock options will be for a term of seven (7) years and will vest three (3) years from the date of grant.

- The exercise price of these options will be established in such a manner as to ensure that the stock appreciates for the shareholder before participants realizes any compensation from exercise of the stock options.

- Accordingly, the exercise price of these options will be no less than the fair market value of the underlying shares on the date of grant of the options, but, if greater, will be the average of the fair market value of the stock on each of the trading days from the period of March 1st of the fiscal year preceding the applicable fiscal year until April 30th of the applicable fiscal year times a factor of 1.27628 which represents five compounded 5% increases in the average fair market.

The complete text of the 1997 Stock Option Plan is set forth in Exhibit A of this Proxy Statement.

PERFORMANCE GRAPH

The graph set forth below compares the cumulative total shareholder return on the Company's Common Stock, the Standard and Poor's 500 Index and peer group companies for the five year period commencing March 31, 1992. This graph differs from that presented in prior years as the prior year graphs used the Company's October 11, 1991 initial public offering date as the base data point and the current year graph presents only the required five year return for the period commencing March 31, 1992. Since the October 1991 initial public offering, the Company's total return of 184% has outperformed both the Standard & Poor's 500 Index increase of 126% and the peer group increase of 76%. As presented in the attached graph, since March 31, 1992 the

Company has substantially outperformed the peer group but been slightly below the Standard & Poors 500 Index.

The following self-selected group of peer companies represents companies against whom the Company competes and against whose performance the Company is often compared by financial analysts: Alza Corporation, IVAX Corporation, Forest Laboratories, Inc., Elan Corporation, plc, and The West Company (the "Peer Group"). The Peer Group data has been weighted according to the respective company's stock market capitalization. As illustrated in the following graph, the value of the $100 invested in the peer group companies on March 31, 1992 would have declined to $82 on March 31, 1997, while the value of $100 invested in the Company's stock would have increased 85% to $185 over that same five year period.

                   R.P.
                  Scherer             Peer
                Corporation           Group             S&P 500
3/92              $ 100               $ 100              $ 100
6/92                 85                  95                102
9/92                108                  93                105
12/92               138                 107                110
3/93                 97                  87                115
6/93                101                  83                116
9/93                118                  79                119
12/93               135                  96                122
3/94                131                  82                117
6/94                118                  75                117
9/94                149                  81                123
12/94               162                  76                123
3/95                179                  86                135
6/95                151                  88                148
9/95                155                  94                160
12/96               175                  95                169
3/96                157                 105                179
6/96                162                  84                187
9/96                174                  84                192
12/96               179                  79                208
3/97                185                  82                214

Note:   Represents $100 invested on  March 31, 1992 in each of the Company's and the Peer Group's common stock and in the Standard & Poor's Index. Total return assumes reinvestment of dividends.

                                                  THE COMPENSATION COMMITTEE

                                                       Frederick Frank
                                                       Robert H. Rock
                                                       James A. Stern

                SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 1997

The following table sets forth information concerning all cash compensation paid by the Company for services rendered in all capacities during the three most recent fiscal years ended March 31, to each of its five most highly compensated corporate executive officers.

                                                                    LONG-TERM
                                                                   COMPENSATION
                                     ANNUAL COMPENSATION (2)        AWARDS (3)
                                     -----------------------       ------------
                                                                   SECURITIES
NAME AND                    FISCAL                                 UNDERLYING
PRINCIPAL POSITION           YEAR       SALARY        BONUS        OPTIONS (#)
------------------         -------     --------     -----------    -----------
Aleksandar Erdeljan         1997(1)    $688,367     $253,000 (2)    57,392
Chairman, President and     1996        706,270            -        39,868
Chief Executive Officer     1995        625,697            -        77,702

Nicole S. Williams          1997        228,764      105,877        24,018
Executive Vice President,   1996        220,389       48,783        16,200
 Finance, Chief Financial   1995        212,487      135,437        36,562
 Officer, and Secretary

Thomas J. Stuart            1997        185,977       85,639        19,426
Senior Vice President       1996        132,053       31,141        10,342
                            1995        125,625       81,152        21,908

Dennis R. McGregor          1997        119,347       56,120        12,730
Treasurer and Director of   1996        105,436       23,338         7,750
 Tax Operations             1995        101,833       64,795        17,492

Joseph E. Mitchell (4)      1997        105,859       50,696        11,500
General Counsel and         1996              -            -             -
 Assistant Secretary        1995              -            -             -


------------------------------------------------------------------------------
(1) Mr. Erdeljan's participation in the Company's bonus program began in fiscal 1997. The salary paid Mr. Erdeljan in fiscal 1997 reflects the previous compensation structure in which total cash compensation, consisting of only salary, reflected in part the performance of the Company during the prior fiscal year.

(2) Last year, with Mr. Cashman's decision to step down from his position of Chairman and co-CEO and the appointment by the Board of Directors of Mr. Erdeljan to the positions of Chairman, President and CEO, it was decided by the Compensation Committee that a new compensation structure should be put in place for Mr. Erdeljan. Effective for Fiscal 1997, the new compensation structure reflects the additional responsibilities and more traditional structure than had existed previously. The Committee conducted a survey of executive base salaries paid for similar positions in companies of similar size as Scherer, as well as an analysis of the Peer Group to determine an appropriate base salary level that would place Mr. Erdeljan in the median to 75th percentile of base salaries for similar positions of such companies. This resulted in the establishment of a base salary for Fiscal 1997 of $550,000. Mr. Erdeljan also became a participant in the EVA Incentive Compensation Plan, which determined his cash bonus and stock option grant for Fiscal 1997.

(3) The Company does not have restricted stock award plans, long term incentive plans ("LTIPs") or stock appreciation rights ("SARs"). Other annual compensation is below the level where disclosure would be required.

(4)  Mr. Mitchell began employment with the Company in April, 1996.

OPTION GRANTS FOR FISCAL YEAR 1997

The following table provides information on option grants for the Company's common stock in fiscal year 1997 to the named executive officers.

                                                                                POTENTIAL REALIZABLE VALUE
                                                                                   AT ASSUMED ANNUAL RATE
                                                                                OF STOCK PRICE APPRECIATION
                                INDIVIDUAL GRANTS                                      FOR OPTION TERM
                          --------------------------------------------          ---------------------------
                          SECURITIES
                          UNDERLYING    % OF        EXERCISE
                           OPTIONS      TOTAL       OR BASE
         NAME              GRANTED      OPTION        PRICE      EXPIRATION
                             (#)        GRANTS      ($/SHARE)      DATE          5% ($)        10% ($)
                                       FOR THE
                                        YEAR
-----------------------   ----------   -------     ----------   ------------    ---------    -----------
                                                      (1)                           (2)          (2)
Aleksandar Erdeljan:
     Purchased Portion    28,696       7.79%        $65.02      June 15, 2004   $ 304,512    $1,139,907
     Granted Portion      28,696       7.79%         42.67      June 15, 2004     945,867     1,781,262

Nicole S. Williams:
     Purchased Portion    12,009       3.26%        $65.02      June 15, 2004     127,435       477,040
     Granted Portion      12,009       3.26%         42.67      June 15, 2004     395,836       745,441

Thomas J. Stuart:
     Purchased Portion     9,713       2.64%         65.02      June 15, 2004     103,071       385,835
     Granted Portion       9,713       2.64%         42.67      June 15, 2004     320,156       602,920

Dennis R. McGregor:
     Purchased Portion     6,365       1.73%         65.02      June 15, 2004      67,543       252,840
     Granted Portion       6,365       1.73%         42.67      June 15, 2004     209,801       395,098

Joseph E. Mitchell:
     Purchased Portion     5,750       1.56%         65.02      June 15, 2004      61,017       228,410
     Granted Portion       5,750       1.56%         42.67      June 15, 2004     189,529       356,923

------------------------------------------------------------------------------
(1) The purchased option cost is set at a price in accordance with the 1992 Stock Option Plan, as amended. The purchased option exercise price is set at a beginning average market price per share, net of the purchase cost, increased by a 10% annual rate compounded over five years.

     The granted option exercise price is set at the beginning average market price per share. See EXECUTIVE COMPENSATION PURSUANT TO PLANS - STOCK OPTION PLANS.

     Purchased and granted options both vest three years from the date of grant. Options may only be exercised for an equal number of purchased portion shares and granted portion shares.

(2)  Based upon market value of $53.75 per share at date of grant.

OPTION EXERCISES IN FISCAL YEAR 1997 AND
FISCAL YEAR END OPTION VALUE

The following table provides information on option exercises in fiscal year 1997 by the named executive officers and the value of such officers' options at March 31, 1997.

                                                     NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                                    UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS AT
                                                  OPTIONS AT FISCAL YEAR END       FISCAL YEAR END
                                                 ----------------------------  -------------------------
                         SHARES         VALUE                         NOT                        NOT
    NAME               ACQUIRED ON    REALIZED    EXERCISABLE    EXERCISABLE   EXERCISABLE   EXERCISABLE
                       EXERCISE (#)     ($)           (#)            (#)           ($)           ($)
-------------------    ------------   --------    -----------    -----------   -----------   ------------
                                                      (1)                          (2)           (2)

Aleksandar Erdeljan       N/A           N/A         726,129        174,962     $28,077,928     $357,041

Nicole S. Williams      25,000        $682,900       43,762         76,780         845,300      168,002

Thomas J. Stuart          N/A            N/A         39,445         51,676         948,396      100,667

Dennis R. McGregor        N/A            N/A          6,896         37,972         124,231       80,376

Joseph E. Mitchell        N/A            N/A              -         11,500               -            -

-----------------------------------------------------------------------------
(1) A substantial majority of the options now exercisable by Mr. Erdeljan were granted in connection with his interest in the leveraged buy-out of the Company in June, 1989.

(2)  Based upon market value of $51.875 per share at March 31, 1997.

EXECUTIVE COMPENSATION PURSUANT TO PLANS

The Company maintains certain compensation plans, programs and arrangements for the Company's executive officers and key employees. Set forth below is a brief description of each such plan, program or arrangement under which compensation or other benefits were paid to named executive officers during fiscal 1997 or are proposed to be paid in the future. In addition, set forth below is a brief description of termination of employment and change of control arrangements.

EMPLOYMENT AGREEMENTS

In June 1994, the Company entered into employment agreements with Mr. Erdeljan and Ms. Williams. The agreements each provide for an initial term of employment of one year, automatically renewable thereafter for successive one year periods, unless terminated by either party to the agreement. The annual salary for Mr. Erdeljan under the agreements was established at $632,286 as of June 1, 1994, and the annual salary of Ms. Williams at $213,625. The Compensation Committee may adjust the salary of Mr. Erdeljan or Ms. Williams for subsequent years.

Mr. Erdeljan and Ms. Williams are entitled to participate in stock option plans which have been adopted by the Company (as described below) and in retirement and welfare benefit plans that are in effect or which may be adopted by the Company. In addition, Mr. Erdeljan and Ms. Williams are eligible to participate in the Incentive Compensation Plan as described elsewhere herein.

Pursuant to each of these employment agreements, if the Company terminates the employment of Mr. Erdeljan or Ms. Williams without cause or if Mr. Erdeljan or Ms. Williams terminate for good reason (as set forth in each employment agreement) or if the Company properly notifies Mr.

Erdeljan or Ms. Williams of its intention to terminate their employment agreement on the termination date of the term of employment then in effect, the Company must pay the employee a monthly amount for twenty-four consecutive months after termination equal to one-twelfth of the employee's annual average salary for the prior 12 months, and also provide welfare plan benefits for 24 months in accordance with plan terms. The agreements further provide that in the event of physical or mental disability of Mr. Erdeljan or Ms. Williams (as set forth in each employment agreement), the Company may terminate their employment and shall be obligated for similar benefits; however, such amount will be reduced by any amount received by Mr. Erdeljan, or Ms. Williams, as the case may be, in respect of his or her disability from any employee benefit or disability plans maintained by the Company.

Pursuant to their contracts, Mr. Erdeljan and Ms. Williams have agreed to keep confidential all proprietary information relating to the Company's business obtained in the course of employment, and have agreed not to compete with the Company for a period of two years after termination of their respective employment.

RETIREMENT PLANS

Retirement Income Plan

The Retirement Income Plan, a noncontributory qualified pension plan, provides for a defined benefit based on years of service and the employee's highest consecutive five-year average annual compensation. The Retirement Income Plan covers essentially all United States employees of the Company not represented by a collective bargaining agent for which a pension plan has been the subject of good faith bargaining and who meet certain eligibility requirements.

Contributions to the Retirement Income Plan are made by the Company based upon the Participants' annual salaries, plus all other forms of cash compensation (including overtime, bonuses and commissions), and certain actuarial assumptions with regard to funding. During fiscal 1997, the Company accrued aggregate contributions for the Retirement Income Plan in an amount approximating 3.7% of such total compensation.

Supplemental Plan

In 1994, the limits on the amount of annual compensation that can legally be taken into account for purposes of determining pension benefits under the Retirement Income Plan were significantly reduced (originally $150,000 in 1994, now adjusted for inflation to $160,000, as opposed to $235,840 which was in effect for 1993), and impacted the pensions of key management employees. In order to provide retirement benefits for key management employees based on annual compensation limits in effect prior to 1994, increased thereafter for cost of living, in 1994 the Company adopted the Supplemental Benefit Plan for Key Employees of R.P. Scherer Corporation (the "Supplemental Plan"), a nonqualified benefit plan. The Supplemental Plan provides benefits to key management employees only as designated by the Compensation Committee. Benefits under the Supplemental Plan will be provided pursuant to the same terms as the Retirement Income Plan, provided that the limit on compensation taken into account to determine benefits under the Supplemental Plan will be set at a base of approximately $242,000 in fiscal 1994, thereafter adjusted by a percentage based on cost of living increases, not to exceed 4% annually (the 1997 limit is $261,573). A key management employee's Supplemental Plan benefits will not be subject to Internal Revenue Code limits on annual additions applicable to qualified plans, but are offset by benefits payable to that employee under the Retirement Income Plan.

Benefits Payable under the Plans

The following table shows annual pension benefits payable on a straight life annuity basis, in various remuneration and years of service classifications, to employees under the Retirement Income Plan and the Supplemental Plan (jointly, the "Plans"), assuming retirement at age 65 in calendar 1996. Benefit amounts are not subject to reduction for Social Security payments. Benefit amounts may be offset by payments made under a prior plan of the Company or a plan sponsored by a foreign subsidiary or affiliate.

                            ANNUAL BENEFIT FOR YEARS OF SERVICE INDICATED
                            ---------------------------------------------
   HIGHEST CONSECUTIVE
FIVE YEAR AVERAGE ANNUAL     TEN         TWENTY       THIRTY       FORTY
     COMPENSATION           YEARS        YEARS        YEARS        YEARS
------------------------   -------       -------      -------      -------
      $125,000             $17,250       $34,500      $51,750      $66,625
       150,000              21,000        42,000       63,000       81,000
       175,000              24,750        49,500       74,250       95,375
       200,000              28,500        57,000       85,500      109,750
       225,000              32,250        64,500       96,750      124,125
       250,000 (1)          35,740        71,479      107,219      137,502
       300,000 (1)          35,740        71,479      107,219      137,502
       350,000 (1)          35,740        71,479      107,219      137,502
       400,000 (1)          35,740        71,479      107,219      137,502
       450,000 (1)          35,740        71,479      107,219      137,502
       500,000 (1)          35,740        71,479      107,219      137,502
------------------------------------------------------------------------------
(1) The Retirement Income Plan has been amended effective January 1, 1994, as required by law, to limit compensation that may be taken into account by such plan after 1993 to $150,000 annually, as adjusted for cost-of-living increases. Accordingly, the Supplemental Plan provides additional benefits based on annual compensation limits in effect prior to the reduction of includible compensation to $150,000, but as increased for cost of living ($261,573 for calendar 1997).

Credited service in the Plans for those individuals listed in SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 1997 who are active participants is as follows: Mr. Erdeljan, 15.7 years (including years credited for service from 1978 to 1987 and from 1989 to the present); Ms. Williams, 4.9 years; Mr. Stuart, 6.7 years; and McGregor, 3.4 years. Under the terms of the Plan, Mr. Mitchell became a participant effective July 1, 1997. The final average compensation of such individuals as of January 1, 1997 was approximately as follows: Mr. Erdeljan, $241,722; Ms. Williams, $239,470; Mr. Stuart, $193,225, and Mr. McGregor, $154,449.

401(k) Plan

Eligible employees may also participate in a tax-qualified cash or deferred profit sharing plan known as the R.P. Scherer Corporation Savings Plan (the "401(k) Plan"). Under the 401(k) Plan, employees who have met eligibility standards may elect to reduce their annual compensation by up to 15%, to a maximum of $9,500 for the 1997 calendar year, and have the amount of the reduction contributed to the 401(k) Plan. The Company also contributes to the 401(k) Plan on behalf of each participant an additional amount equal to 50% of each participant's pretax contributions, but not to exceed $500. All contributions become fully vested.

INCENTIVE COMPENSATION PLAN

The purpose of the Incentive Compensation Plan is to provide certain key employees of the Company an incentive to promote the maximization of shareholder value over the long term.

The Incentive Compensation Plan is administered by the Committee in conjunction with the full Board of Directors. Under the Incentive Compensation Plan, incentive compensation is directly linked to return generated through the employment of capital. This return, or EVA (as previously defined), is measured individually for each of the Company's major business divisions (each a "Unit") and equals the operating profit generated by each Unit less taxes and the cost of capital employed to generate such profit. The Incentive Compensation Plan rewards designated management employees in each Unit for increases in EVA and penalizes such employees for any decreases in EVA by deducting amounts from an employee's Bonus Bank, as described below.

Management employees who are designated as participants ("Participants") by the Chairman and President of the Company and approved by the Committee are eligible to participate in the Incentive Compensation Plan. Currently approximately 24 employees are Participants in the Incentive Compensation Plan. The Participant(s) of each Unit are eligible to receive an EVA-based award (the "EVA Award") based on the performance of their Unit. The EVA Award each year for a Unit is comprised of two elements: the "Base Award" and the "Improvement Award." The Base Award is equal to a pre-determined percentage of the aggregate annual salary of a Unit's Participants and is earned for an applicable year if the prior year's EVA level for the Unit is achieved. The Improvement Award is based on a percentage of the increase or decrease in EVA from the prior year's EVA. Improvement Awards which exceed a pre-determined percentage of a Participant's base salary are deferred and credited to the Participant's account ("Bonus Bank"). These amounts are subject to loss if subsequent performance deteriorates. One-third of the balance in a Participant's Bonus Bank (if it is positive) is paid out each succeeding year in which a Participant earns a new bonus under the Incentive Compensation Plan. The relationship between EVA achievement and percentages of salary awarded as EVA Award is determined by the Committee.

The Incentive Compensation Plan provides that 25% (or such other percentage set by the Compensation Committee) of the EVA Award for each current year, subject to certain limits, is used to purchase stock options under the Company's 1992 Stock Option Plan (as described below). Once options have been purchased from such portion of a year's EVA Award, and to the extent that options remain available for purchase under the Stock Option Plan, then up to 25% of additional amounts distributed from the Bonus Bank, if any, will be used to purchase such options.

The Board of Directors may amend, suspend or terminate the Incentive Compensation Plan upon the recommendation of the Committee and, as required, with stockholder approval, provided that no such change in the Incentive Compensation Plan will be effective to eliminate or diminish the distribution of any award that has been allocated to a Participant's Bonus Bank prior to the date of such change.

DISCRETIONARY AWARDS

In addition to the EVA Award under the Incentive Compensation Plan, the Committee may, at the recommendation of the Chairman and President, grant to key members of management a discretionary award, generally up to 10% of salary, which is a function of their performance against a pre-determined set of primarily qualitative objectives. The discretionary award is paid in cash following the year in which it is earned.

STOCK OPTION PLANS

1992 Stock Option Plan

The purpose of the 1992 Stock Option Plan is to aid the Company in retaining and attracting capable management employees and to provide an inducement to such employees to promote the best interests of the Company by enabling and encouraging them to acquire stock ownership in the Company.

The 1992 Stock Option Plan is administered by the Committee, which has the authority to grant options and set the terms and conditions of each grant. The 1992 Stock Option Plan authorizes a total of 1,800,000 shares of Common Stock to be issued upon exercise of options granted thereunder. Under the terms of the 1992 Stock Option Plan any management employee of the

Company who is eligible to receive a bonus under the Incentive Compensation Plan or such other management employee designated by the Committee is eligible to receive options under the 1992 Stock Option Plan. Currently, there are approximately 22 participants in the 1992 Stock Option Plan ("Optionee"). The Committee also has the authority to ensure that the 1992 Stock Option Plan complies with foreign law and practices.

Each option grant under the 1992 Stock Option Plan represents the right to purchase a number of shares of Common Stock of the Company and consists of two portions: a purchased portion and a granted portion. The purchased portion for a participating management employee is determined by applying 25% (or such other percentage set by the Committee) of such employee's bonus under the Company's Incentive Compensation Plan (or such other compensation designated by the Committee to be applied to purchase options), to purchase stock options at a cost per share option as determined under the provisions of the Plan. The designated stock price equals the average market value per share of the Common Stock over a two month period which includes the first month of the fiscal year in which the option is granted and the last month of the preceding fiscal year (the "Average Stock Price"). The exercise price for the purchased portion is fixed on the grant date and equals the Average Stock Price, net of the purchase cost, increased at a 10% annual rate compounded over five years. The granted portion represents the right to purchase an additional number of shares equal to the number of shares which make up the purchased portion and is exercisable at the Average Stock Price. Options may be exercised in whole or in part, but may only be exercised for an equal number of purchased portion shares and granted portion shares.

Options become exercisable on the third anniversary of the date of their grant, provided that the Committee may accelerate the time at which any option may be exercised. Each option granted under the 1992 Stock Option Plan will expire on the day following the seventh anniversary of the date when granted, unless such option shall have expired earlier under the provisions of the Plan or the Committee shall have extended the time in which such options may be exercisable.

The Board of Directors may amend or terminate the 1992 Stock Option Plan, but may not (i) without the consent of the Optionees, alter or impair any rights or obligations under any option theretofore granted, or (ii) make any alternation in the 1992 Stock Option Plan that would cause the 1992 Stock Option Plan to fail to comply with any requirement of applicable law or regulation, if such revision or amendment were not approved by the stockholders of the Company, unless and until stockholder approval of such revision or amendment is obtained.

The remaining 59,716 options available under the 1992 Stock Option Plan are to be granted for fiscal 1997. For such fiscal 1997 grants, the purchased portion, costing $2.30 each, is exercisable at $65.02 per share, and the granted portion is exercisable at $42.67 per share. For persons named in the SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 1997 and all executive officers as a group, the following options were granted under the 1992 Stock Option Plan (as amended), all for fiscal 1997: Aleksandar Erdeljan, 57,392 shares and all executive officers as a group, 59,716 shares. Remaining fiscal 1997 stock option awards for other executive officers' and management employees' will be awarded under the 1997 Stock Option Plan, subject to ratification by stockholders. No compensation expense was recorded by the Company in connection with the 1992 Stock Option Plan for fiscal 1997. No options for common stock remain available for future grant under the 1992 Stock Option Plan.

As of July 21, 1997, the last sale price of the Common Stock on the New York Stock Exchange was $50.75 per share.

1990 Stock Option Plans

The Company implemented three Stock Option Plans in November 1990: the 1990 Nonqualified Stock Option Plan, the 1990 Nonqualified Performance Stock Option Plan A, and the 1990

Nonqualified Performance Stock Option Plan B (collectively, the "1990 Stock Option Plans") A total of 1,239,612 options for shares of Common Stock were authorized for issuance to key management personnel under the 1990 Stock Option Plans. As a group, all current executive officers hold 497,343 options under the 1990 Stock Option Plans.

The 1990 Stock Option Plans are administered by the Committee. Each option granted under the 1990 Stock Option Plans will expire no later than the day following the 10th anniversary of the date granted, unless such option shall have expired earlier under the provisions of the 1990 Stock Option Plans. Options granted under the 1990 Stock Option Plans, as amended, may be transferred by an Optionee to a grantor trust under certain conditions, if the transfer is approved by the Compensation Committee. The Board of Directors may alter or amend the 1990 Plans or alter or amend any and all Option Agreements thereunder; provided, that no such action may alter the provisions of any outstanding Stock Option Agreement to the detriment of an Optionee without the Optionee's consent.

During fiscal 1997, 10,465 1990 Stock Option Plans options were granted to new employees of the Company and 9,050 options were exercised, leaving 1,036,256 options outstanding at year-end. All options granted under the 1990 Stock Option Plans have an exercise price of $5.49 per share. No commitments exist to exercise any options granted under the 1990 Stock Option Plans and the Company has no present plans to grant the remaining Options authorized for the 1990 Stock Options Plans. In fiscal 1997, $0.1 million of compensation expense was recorded related to fiscal 1997 grants under the 1990 Stock Option Plans.

As of July 21, 1997, the last sale price of the Common Stock on the New York Stock Exchange was $50.75 per share.

Federal Income TAX Consequences of the 1992 and 1990 Stock Option Plans

The following discussion is a general summary of the material U.S. federal income tax consequences to U.S. participants in the Company's stock option plans. The discussion is based on the Internal Revenue Code of 1986, as amended, regulations thereunder, rulings and decisions now in effect, all of which are subject to change. The summary does not discuss all aspects of federal income taxation that may be relevant to a particular participant in light of such participant's personal investment circumstances.

The grant of an option generally will not result in taxable income to the Optionee at the time of grant. In general, upon the exercise of options by the payment of cash, the Optionee will recognize ordinary income (and the Company will be entitled to a deduction if certain withholding requirements are met, subject to deductible limits on executive compensation under Section 162(M) of the Code, where applicable) in an amount equal to the excess of the fair market value of the shares of Common Stock on the date of exercise over the exercise price.

Any subsequent disposition of the shares acquired pursuant to an option will result in gain or loss to the Optionee in an amount equal to the difference between the sale price and the Optionee's basis in the Common Stock at the date of exercise. An Optionee's basis for the Common Stock for purposes of determining his gain or loss on subsequent disposition of the shares generally will be the fair market value of the Common Stock on the date of exercise of the Option.

Pursuant to the terms of the 1992 and 1990 Stock Option Plans, the time at which options may be exercised due to a merger, consolidation or other reorganization of the Company with or into another entity may be accelerated. Under certain circumstances, such acceleration may result in an excess parachute payment and the imposition of an excise tax payable by the Optionee and the loss of a deduction to the Company under Section 280(G) of the Code with respect to any amounts which are deemed to be excess parachute payments.

MATTERS TO BE VOTED UPON

ELECTION OF DIRECTORS

There are currently eight members of the Board of Directors whose names and background information are described above under DIRECTORS. All of the current members of the Board of Directors are nominated to be re-elected to hold office until the next Annual Meeting of Stockholders and until their successors have been elected and have qualified. The persons named in the accompanying proxy will vote all shares for which they have received proxies for the election of the nominees unless contrary instructions are given. In the event that any nominee should become unavailable, shares will be voted for such other person or persons as may be nominated by management. Management has no reason to believe that nominees will be unable to serve. Directors are elected by plurality vote.

RATIFICATION OF APPOINTMENT OF AUDITORS

The Board of Directors has appointed Arthur Andersen LLP to audit the accounts of the Company for the fiscal year ending March 31, 1998, subject to the ratification of such appointment by the affirmative vote of holders of a majority of the outstanding shares entitled to vote at the Annual Meeting. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will be afforded an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S AUDITORS FOR THE FISCAL YEAR ENDING MARCH 31, 1998. THE VOTE REQUIRED FOR SUCH RATIFICATION IS A FAVORABLE VOTE OF THE HOLDERS OF A MAJORITY OF ALL OUTSTANDING SHARES PRESENT IN PERSON OR BY PROXY AND ENTITLED TO BE VOTED AT THE ANNUAL MEETING.

RATIFICATION OF THE 1997 STOCK OPTION PLAN

The Board of Directors has adopted the 1997 Stock Option Plan, subject to the ratification of stockholders. The purpose of the 1997 Stock Option Plan is to attract, retain and motivate selected employees and directors ("Participants") who are in a position to have an impact on the results of the operations of the business of the Company or one or more of its Subsidiaries. The Company expects that it will benefit from the additional incentive which such employees will have to increase the value of the Company's shares as a result of the 1997 Stock Option Plan. The 1997 Stock Option Plan will replace the 1992 Stock Option Plan, under which no shares remain available for grant. The complete text of the 1997 Stock Option Plan is set forth in Exhibit A of this Proxy Statement. The following summary of the material features of the 1997 Stock Option Plan does not purport to be complete and is qualified in its entirety by reference to Exhibit A.

SUMMARY OF THE TERMS OF THE 1997 STOCK OPTION PLAN

The 1997 Stock Option Plan will be administered by the Committee. In accordance with the provisions of the 1997 Stock Option Plan, the Committee has the authority to select the Participants to be granted awards under the 1997 Stock Option Plan, to determine the size and terms of an Award (as hereinafter defined), and to determine the time when grants of Awards will be made. Under the terms of the 1997 Stock Option Plan, Participants may be selected from among the employees and directors of the Company or any of its subsidiaries who are in a position to have an impact upon the Company's results of operations. An Award may consist of options to purchase common stock of the Company or of limited stock appreciation rights ("LSARs") which are exercisable upon the occurrence of a specified contingent event. The 1997 Stock Option Plan authorizes up to 1.2 million shares of common stock (5% of outstanding shares on July 17, 1997, the adoption date) to be issued upon exercise of stock options or LSARs granted thereunder. Shares of common stock which are subject to Awards which terminate or lapse may be granted again under the 1997 Stock Option Plan. The Company anticipates that approximately 25 employees and directors will initially be Participants in the 1997 Stock Option Plan. The 1997 Stock Option Plan permits the Committee to grant Awards of stock options or LSARs (collectively, "Awards") to Participants and to determine the timing and amount of such Awards, provided that no individual can receive an Award for more than 100,000 shares of common stock in any one fiscal year. The exercise price for an Award will be determined by the Committee but may not be less than 100% of the fair market value of the underlying common stock on the date the Award is granted. The Committee may also grant Awards under the 1997 Stock Option Plan that are intended to be incentive stock options ("ISOs") complying with the requirements of Section 422 of the Code. Awards granted under the 1997 Stock Option Plan will be exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no event will an Award be exercisable more than ten years after the date it is granted. Additionally, the Compensation Committee may develop procedures for a Participant to defer receipt of shares otherwise subject to stock options granted under the 1997 Stock Option Plan.

A Participant may exercise a stock option by delivering a written notice of exercise to the Company and tendering payment of the full price of the shares being exercised together with payment or arrangement for payment of any federal income or other tax required to be withheld by the Company with respect to such shares. The exercise price for the shares with respect to which the option is being exercised may be paid in cash; in shares having a fair market value equal to the aggregate purchase price; partly in cash and partly in such shares; through the withholding of shares (which would previously have been delivered to the Participant) with an aggregate fair market value on the exercise date equal to the aggregate exercise price; or through irrevocable instructions to a broker to deliver promptly to the Company an amount equal to the exercise price for the options purchased.

LSARs granted under the 1997 Stock Option Plan will be exercisable upon the occurrence of specified contingent events, and such LSARs may be exercised by a Participant whether or not such Participant is employed by the Company at the time of exercise. Unless otherwise specified by the Committee, each LSAR shall entitle a Participant to receive, upon exercise, an amount in cash equal to the excess of (i) a price per share determined in connection with specified contingent events, both as specified in the LSAR grant document, over (ii) the exercise price of such LSAR (which shall be no less than the fair market value of one share on the date of grant of such LSAR).

Unless otherwise so provided by the Committee, an Award shall not be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy).

The Board of Directors may amend, alter or discontinue the 1997 Stock Option Plan, but no amendment, alteration or discontinuation shall be made which,
(i) without the approval of the stockholders of the Company, would (except as is provided in Section 13 of the 1997 Stock Option Plan), (A) increase the total number of shares reserved for the purposes of the 1997 Stock Option Plan, (B) change the maximum number of shares for which Awards may be granted to any Participant, (C) materially increase the benefits accruing to Participants under the 1997 Stock Option Plan or (D) materially modify the eligibility requirements for participation in the 1997 Stock Option Plan, or
(ii) without the consent of a Participant, would impair any of the rights or obligations under any Award theretofore granted to such Participant under the 1997 Stock Option Plan; provided, however, that the Committee may amend the 1997 Stock Option Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable (United States or foreign) laws.

In the event of any change in the outstanding common stock of the Company by reason of any share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other corporate exchange, or any distribution to stockholders of shares other than regular cash dividends, the Committee in its sole discretion and without liability to any person may make such substitution or adjustment, if any, as it deems to be equitable, as to (i) the number or kind of shares or other securities issued or reserved for issuance pursuant to the 1997 Stock Option Plan or pursuant to outstanding Awards, (ii) the option price and/or (iii) any other affected terms of such Awards.

In the event of a change in control of the Company, the Committee in its sole discretion and without liability to any person may take such actions, if any, as it deems necessary or desirable with respect to any Award (including, without limitation, (i) the acceleration of an Award, (ii) the payment of a cash amount in exchange for the cancellation of an Award and/or (iii) the requiring of the issuance of substitute Awards that will substantially preserve the value, rights and benefits of any affected Awards previously granted hereunder) as of the date of the consummation of the change in control. A change in control generally occurs if: (i) the Company merges with or into, or consolidates with another corporation; (ii) the Company sells, exchanges, or otherwise disposes of all or substantially all of the assets of the Company; (iii) 50% or more of the Company's then-outstanding shares of voting stock is acquired by another corporation, person or entity;
(iv) the Company liquidates or dissolves; or (v) the Company recapitalizes or enters into any similar transaction as a result of which the shares either
(A) are no longer equity voting securities of the Company or (B) are no longer listed on a national securities exchange or authorized for quotation on an inter-dealer quotation system of a national securities association.

Subject to ratification of the 1997 Stock Option Plan by stockholders, a total of 308,456 stock options were granted under the 1997 Stock Option Plan on June 11, 1997 for fiscal 1997. With respect to these fiscal 1997 grants, the purchased portion, costing $2.30 each, will be exercisable at $65.02 per share and the granted portion will be exercisable at $42.67 per share. For persons named in the Executive Cash Compensation Table and all executive officers as a group, the following options were granted under the 1997 Stock Option Plan, all for fiscal 1997: Nicole S. Williams, 24,018 shares; Thomas
J. Stuart, 19,427 shares; Dennis R. McGregor, 12,730 shares; Joseph E. Mitchell, 11,500 shares; and all executive officers as a group, 72,590 shares. Subject to ratification of the 1997 Stock Option Plan by shareholders, a total of 905,440 options for common stock will remain available for future grant under the 1997 Stock Option Plan.

As of July 21, 1997, the last sale price of the Common Stock on the New York Stock Exchange was $50.75 per share.

Federal Income TAX Consequences of the 1997 Stock Option Plan

As described above, the 1997 Stock Option Plan authorizes the grant of both Non-Qualified stock options, ISOs and LSARs. The following discussion is a general summary of the material U.S. federal income tax consequences to U.S. participants in the 1997 Stock Option Plan. The discussion is based on Code, regulations thereunder, rulings and decisions now in effect, all of which are subject to change. The summary does not discuss all aspects of federal income taxation that may be relevant to a particular participant in light of such participant's personal investment circumstances.

There are no material federal income tax consequences either to the Participant or to the Participant's employer upon the grant of an ISO or a Non-Qualified stock option. On exercise of a Non-Qualified stock option, the excess of the date-of-exercise fair market value of the shares acquired over the option price will generally be taxable to the Participant as ordinary income and deductible by the Participant's employer. The disposition of shares acquired upon exercise of a Non-

Qualified stock option will generally result in a capital gain or loss for the Participant, but will have no material tax consequences for the Participant's employer.

On the exercise of an ISO, the Participant will not recognize any income and the Participant's employer will not be entitled to a deduction (although such exercise may give rise to alternative minimum tax liability for the Participant). Generally, if the Participant disposes of shares acquired upon exercise of an ISO within two years of the date of grant or one year of the date of exercise, the Participant will recognize ordinary income, and the Participant's employer will be entitled to a deduction, equal to the excess of the fair market value on the date of exercise over the option price (limited generally to the gain on the sale). The balance of any gain and any loss, will be generally treated as a capital gain or loss to the Participant. If the shares are disposed of after the foregoing holding requirements are met the Participant's employer will not be entitled to any deduction, and the entire gain or loss for the Participant will be treated as a long-term capital gain or loss.

Amounts received by a Participant upon the exercise of an LSAR are taxed at ordinary rates when received. The Participant's employer is generally allowed an income tax deduction equal to the amount recognized as ordinary income by the Participant.

Pursuant to the terms of the 1997 Stock Option Plan, the time at which options may be exercised due to a merger, consolidation or other reorganization of the Company with or into another entity may be accelerated. Under certain circumstances, such acceleration may result in an excess parachute payment and the imposition of an excise tax payable by the Participant and the loss of a deduction to the Participant's employer under
Section 280G of the Code with respect to any amounts which are deemed to be excess parachute payments.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE 1997 STOCK OPTION PLAN. THE VOTE REQUIRED FOR SUCH RATIFICATION IS A FAVORABLE VOTE OF THE HOLDERS OF A MAJORITY OF VOTES CAST ON THE ISSUE (INCLUDING ABSTENTIONS TO THE EXTENT ABSTENTIONS ARE COUNTED AS VOTING UNDER APPLICABLE STATE LAW).

OTHER MATTERS

The Company does not know of any business other than that described above to be presented for action to the stockholders at the meeting, but it is intended that the proxies will be exercised upon any other matters and proposals that may legally come before the meeting and any adjournments thereof in accordance with the discretion of the persons named therein as attorneys-in-fact and agents unless contrary instructions are received.

The cost of this solicitation will be borne by the Company. Proxies may be solicited by personal interview, telephone and telegraph, as well as by use of the mails. Banks, brokerage houses and other custodians, nominees or fiduciaries will be requested to forward soliciting material to their principals and to obtain authorization for the execution of proxies, and will be reimbursed for their reasonable out-of-pocket expenses incurred in that connection. Employees of the Company participating in the solicitation of proxies will not receive any additional remuneration.

The Annual Report of the Company for the fiscal year ending March 31, 1997, including certified financial statements, has been furnished to all persons who were stockholders of record of the Company on the record date for the Annual Meeting.

A list of stockholders entitled to vote at the Annual Meeting will be open to examination by any stockholder during business hours, for any purpose germane to the meeting, from August 27, 1997 through September 12, 1997 at the World Headquarters of R.P. Scherer Corporation, 2301 West Big Beaver Road, Troy, Michigan 48084.

PROPOSALS OF SECURITY HOLDERS

A proposal by a security holder intended to be presented at the Company's next annual meeting of stockholders and to be included in the proxy statement therefor must be received at the Company's principal executive offices at 2301 West Big Beaver Road, Troy, Michigan 48084, to the attention of the Corporate Secretary, no later than April 24, 1998.

AVAILABILITY OF FORM 10-K

          THE COMPANY WILL PROVIDE TO ANY STOCKHOLDER, WITHOUT CHARGE, UPON WRITTEN REQUEST OF SUCH STOCKHOLDER, A COPY OF THE ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 1997, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. SUCH REQUESTS SHOULD BE ADDRESSED TO: NICOLE S. WILLIAMS, CORPORATE SECRETARY, R.P. SCHERER CORPORATION, 2301 WEST BIG BEAVER ROAD, P.O. BOX 7060, TROY, MICHIGAN 48007-7060.

              PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT

                  PROMPTLY IN THE ENCLOSED REPLY ENVELOPE TO

                     WHICH NO POSTAGE NEED BE AFFIXED IF

                         MAILED IN THE UNITED STATES.

EXHIBIT A
                    R.P. SCHERER CORPORATION
                     1997 STOCK OPTION PLAN


1.        PURPOSE OF THE PLAN

                    The purpose of the Plan is to attract, retain and motivate selected employees and directors who are in a position to have an impact on the results of the operations of the business of the Company or one or more of its Subsidiaries. The Company expects that it will benefit from the additional incentive which such employees will have to increase the value of the Company's Shares as a result of the Plan.

2.        DEFINITIONS

                    The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

                    (a) ACT: The Securities Exchange Act of 1934, as amended, or any successor thereto.

                    (b) AWARD: An Option or LSAR granted pursuant to the Plan.

                    (c)  BOARD: The Board of Directors of the Company.

                    (d)  CAUSE: The occurrence of any of the following events:

                         (i) any act or acts of a Participant constituting a felony (or its equivalent) under the laws of the United States, any state thereof or any foreign jurisdiction;

                         (ii) any material breach by a Participant of any employment agreement with the Company or any Subsidiary or the policies of the Company or any Subsidiary or the willful and persistent failure or refusal of a Participant (after written notice to such Participant) to perform his or her duties of employment or comply with any lawful directives of the Board or the board of directors of any Subsidiary that employs the Participant;

                         (iii) a course of conduct amounting to gross, willful misconduct or dishonesty; or

                         (iv) any misappropriation of material property of the Company or any Subsidiary by a Participant or any misappropriation of a corporate or business opportunity of the Company or any Subsidiary by a Participant.

                    (e) CHANGE IN CONTROL: The occurrence of any of the following events:

                         (i) the Company merges with or into, or consolidates with, another corporation, person or entity;

                         (ii) the Company sells, exchanges or otherwise disposes of all or substantially all of the assets of the Company;

                         (iii) 50% or more of the Company's then-outstanding shares of voting stock is acquired by another corporation, person or entity;

                         (iv) the Company liquidates or dissolves; or

                         (v) the Company recapitalizes or enters into any similar transaction, and as a result of which the Shares either (A) are no longer equity voting securities of the Company or (B) are no longer listed on a national securities exchange or authorized for quotation on an inter-dealer quotation system of a national securities association.

                    (f) CODE: The Internal Revenue Code of 1986, as amended, or any successor thereto.

                    (g)  COMMITTEE: The Compensation Committee of the Board.

                    (h) COMPANY: R.P. Scherer Corporation, a Delaware corporation.

                    (i) DISABILITY: Inability to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which constitutes a permanent and total disability, as defined in Section 22(e)(3) of the Code (or any successor section thereto). The determination whether a Participant has suffered a Disability shall be made by the Committee based upon such evidence as it deems necessary and appropriate. A Participant shall not be considered disabled unless he or she furnishes such medical or other evidence of the existence of the Disability as the Committee, in its sole discretion, may require.

                    (j) EFFECTIVE DATE: The date on which the stockholders of the Company approve the Plan.

                    (K) FAIR MARKET VALUE: On a given date, the arithmetic mean of the high and low prices of the Shares as reported on such date on the Composite Tape of the principal national securities exchange on which such Shares are listed or admitted to trading, or, if no Composite Tape exists for such national securities exchange on such date, then on the principal national securities exchange on which such Shares are listed or admitted to trading, or, if the Shares are not listed or admitted on a national securities exchange, the arithmetic mean of the per Share closing bid price and per Share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such prices are regularly quoted), or, if there is no market on which the Shares are regularly quoted, the Fair Market Value shall be the value established by the Committee in good faith. If no sale of Shares shall have been reported on such Composite Tape or such national securities exchange on such date or quoted on the National Association of Securities Dealers Automated Quotation System on such date, then the immediately preceding date on which sales of the Shares have been so reported or quoted shall be used.

                    (l) GOOD REASON: The occurrence of any of the following events:

                         (i) any material reduction by the Company of a Participant's duties, responsibilities or titles;

                         (ii) any involuntary removal of a Participant from any position previously held (except in connection with a promotion or a termination for Cause, death or disability, or the voluntary termination by the Participant other than for Good Reason); or

                         (iii) such other reasons (including non-employment related reasons) as may be approved by the Committee, in its sole discretion, from time to time.

                    (m) ISO: An Option that is also an incentive stock option granted pursuant to Section 6(d) of the Plan.

                    (n) LSAR: A limited stock appreciation right granted pursuant to Section 7 of the Plan.

                    (o) OPTION: A stock option granted pursuant to Section 6 of the Plan.

                    (p) OPTION PRICE: The purchase price per Share of an Option, as determined pursuant to Section 6(a) of the Plan.

                    (q) PARTICIPANT: An individual who is selected by the Committee to participate in the Plan pursuant to
                         Section 5 of the Plan.

                    (r)  PLAN: The R.P. Scherer Corporation 1997 Stock Option
                         Plan.

                    (s) RETIREMENT: A Participant's termination of employment with the Company or any Subsidiary at or over the age of 55 (or at any earlier date approved by the Committee).

                    (t) SHARES: Shares of common stock, par value $0.01 per Share, of the Company.

                    (u) SUBSIDIARY: A subsidiary corporation of the Corporation, as defined in Section 424(f) of the Code (or any successor section thereto).

3.        SHARES SUBJECT TO THE PLAN

                    The total number of Shares that may be issued under the Plan is 5% of the aggregate number of Shares outstanding as of the date the Plan is adopted by the Board. The maximum number of Shares for which Awards may be granted during a calendar year to any Participant shall be 100,000. The Shares may consist, in whole or in part, of unissued Shares or treasury Shares. The issuance of Shares or the payment of cash upon the exercise of an Award shall reduce the total number of Shares available under the Plan, as applicable. Shares which are subject to Awards which terminate or lapse may be granted again under the Plan.

4.        ADMINISTRATION

                    The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are each (a) "non-employee directors" within the meaning of Rule 16b-3 under the Act (or any successor rule thereto) and (b) "outside directors" within the meaning of
Section 162(m) of the Code (or any successor section thereto). The Committee shall have the authority to select the Participants to be granted Awards under the Plan, to determine the size and terms of an Award and to determine the time when grants of Awards will be made. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. Any decision of the Committee shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.

5.        ELIGIBILITY

                    The Committee may, in its sole discretion, designate those person(s) who shall be Participant(s) in the Plan. Participants shall be selected from among the employees and directors of the Company and any of its Subsidiaries who are in a position to have an impact on the results of the operations of the Company or one or more of its Subsidiaries; PROVIDED THAT ISOs may only be granted to employees of the Company or its Subsidiaries.

6.        TERMS AND CONDITIONS OF OPTIONS

                    Options granted under the Plan shall be, as determined by the Committee, non-qualified, incentive or other stock options for federal income tax purposes, as evidenced by the related Option agreements. The Committee may, in its sole discretion, set forth terms in an Option agreement relating to a Participant's termination from employment due to Retirement, Cause or Good Reason. Options granted under the Plan shall be subject to the following terms and conditions:

                    (a) OPTION PRICE. The Option Price per Share shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of the Shares on the date an Option is granted.

                    (b) EXERCISABILITY OF OPTIONS. Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no event shall an Option be exercisable more than ten years after the date it is granted.

                    (c) METHOD OF EXERCISE. Except as otherwise provided in the Plan or in an Award agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of this Section 6 of the Plan, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the Company pursuant to clauses (i), (ii) or (iii) in the following sentence. The purchase price for the Shares as to which an Option is exercised shall be paid to the Company in full at the time of exercise at the election of the Participant (i) in cash, (ii) in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee, (iii) partly in cash and partly in such Shares, (iv) through the withholding of Shares (which would otherwise be delivered to the Participant) with an aggregate Fair Market Value on the exercise date equal to the aggregate Option Price or
(v) through the delivery of irrevocable instructions to a broker to deliver promptly to the Company an amount equal to the aggregate Option Price for the Shares being purchased. No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Option until the Shares have been issued to the Participant. A Participant may, if and to the extent permitted by the Committee, elect to defer payment of an Award.

                    (d) ISOS. The Committee may grant Options under the Plan that are intended to be ISOs. Such ISOs shall comply with the requirements of Section 422 of the Code (or any successor section thereto). No ISO may be granted to any Participant who, at the time of such grant, owns more than ten percent of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless (i) the Option Price for such ISO is at least 110% of the Fair Market Value of a Share on the date the ISO is granted and (ii) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted. Any Participant who disposes of Shares acquired upon the exercise of an ISO either (i) within two years after the date of grant of such ISO or (ii) within one year after the transfer of such Shares to the Participant, shall notify the Company of such disposition and of the amount realized upon such disposition.

                    (e) DEFERRAL. The Committee may develop procedures for a Participant to defer receipt of Shares otherwise subject to Options granted hereunder.

7.        TERMS AND CONDITIONS OF LSARS

                    LSARs granted under the Plan shall be exercisable upon the occurrence of specified contingent events, and such LSARs may be exercised by a Participant whether or not such Participant is employed by the Company at the time of exercise. Unless otherwise specified by the Committee, each LSAR shall entitle a Participant to receive, upon exercise, an amount in cash equal to the excess of (a) a price per Share determined in connection with specified contingent events, both as specified in the LSAR grant document, over (b) the exercise price of such LSAR (which shall be no less than the Fair Market Value of one Share on the date of grant of such LSAR).

8.        TAX WITHHOLDING

                    The Committee shall have the right to require payment of any federal, state, local or foreign income or other taxes required to be withheld with respect to the exercise of an Award. Unless the Committee specifies otherwise, the Participant may elect to pay a portion or all of such withholding taxes by (a) delivery in Shares or (b) having Shares withheld by the Company from any Shares that would have otherwise been received by the Participant. The number of Shares so delivered or withheld shall have an aggregate Fair Market Value sufficient to satisfy the applicable withholding taxes.

9.        AMENDMENTS OR TERMINATION

                    The Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which, (a) without the approval of the stockholders of the Company, would (except as is provided in Section 13 of the Plan), (i) increase the total number of Shares reserved for the purposes of the Plan, (ii) change the maximum number of Shares for which Awards may be granted to any Participant, (iii) materially increase the benefits accruing to Participants under the Plan or (iv) materially modify the eligibility requirements for participation in the Plan, or (b) without the consent of a Participant, would impair any of the rights or obligations under any Award theretofore granted to such Participant under the Plan; PROVIDED, HOWEVER, that the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable (United States or foreign) laws.

10.  NO RIGHT TO EMPLOYMENT

                    The granting of an Award under the Plan shall impose no obligation on the Company or any Subsidiary to continue the employment of a Participant or to make any additional Awards to the Participant and shall not lessen or affect the Company's or Subsidiary's right to terminate the employment of such Participant.

11.  SUCCESSORS AND ASSIGNS

                    The Plan shall be binding on all successors and assigns of the Company and a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant's creditors.

12.       NONTRANSFERABILITY OF AWARDS

                    Unless otherwise so provided by the Committee, an Award shall not be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect.

13.  ADJUSTMENTS UPON CERTAIN EVENTS

                    Notwithstanding any provision in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:

                    (a) GENERALLY. In the event of any change in the outstanding Shares by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of Shares or other corporate exchange, or any distribution to stockholders of Shares other than regular cash dividends, the Committee in its sole discretion and without liability to any person may make such substitution or adjustment, if any, as it deems to be equitable, as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the Option Price and/or (iii) any other affected terms of such Awards.

                    (b) CHANGE IN CONTROL. Except as otherwise provided in an Award agreement, in the event of a Change in Control, the Committee in its sole discretion and without liability to any person may take such actions, if any, as it deems necessary or desirable with respect to any Award (including, without limitation, (i) the acceleration of an Award, (ii) the payment of a cash amount in exchange for the cancellation of an Award and/or (iii) the requiring of the issuance of substitute Awards that will substantially preserve the value, rights and benefits of any affected Awards previously granted hereunder) as of the date of the consummation of the Change in Control.

14.       CHOICE OF LAW

                     The Plan shall be governed by and construed in accordance with the laws of the State of Michigan, without regard to the choice of law provisions thereof.

15.       TERM OF THE PLAN

                    The Plan shall be effective as of the Effective Date. No Award may be granted under the Plan after the tenth anniversary of the date the Plan is adopted by the Board, but Awards theretofore granted may extend beyond that date.

PROXY

                               R.P. SCHERER CORPORATION
                            ANNUAL MEETING OF SHAREHOLDERS
                                  SEPTEMBER 11, 1997

Revoking any prior appointment, the undersigned hereby appoints A. ERDELJAN and
N. WILLIAMS and each of them, attorneys-in-fact and agents with power of substitution, to vote as Proxy for the undersigned as herein stated, at the Annual Meeting of Stockholders of R.P. Scherer Corporation to be held at The Townsend Hotel, 100 Townsend Street, Birmingham, Michigan on September 11, 1997, beginning at 1 P.M. local time, and at any adjournment thereof, with respect to the number of shares of common stock of R.P. Scherer Corporation the undersigned would be entitled to vote if personally present.

                                                 (change of address)

Election of Directors, Nominees:
                                       ---------------------------------------

John E. Avery, Aleksander Erdeljan,
  Frederick Frank,
                                       ---------------------------------------

Lori G. Koffman, Louis Lasagna,
  Robert H. Rock, James A. Stern
                                       ---------------------------------------

Kenneth L. Way
                                       ---------------------------------------

                                       (If you have written in the above space, please mark the corresponding box on the reverse side of this card.)

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this card.


                                                                   SEE REVERSE
                                                                       SIDE

/X/ Please mark your         SHARES IN YOUR NAME
    votes as in this
    example.


                 FOR  WITHHELD                              FOR  AGAINST  ABSTAIN                           FOR   AGAINST  ABSTAIN

1.  Election of   / /   / /       2.  Ratification of the   / /    / /      / /     4.  In accordance with  / /     / /      / /
    Directors                         appointment of                                    their discretion
    (see reverse)                     auditors for                                      on any other
                                      Fiscal 1998.                                      matters which may
                                                                                        properly come
                                                                                        before the meeting.
For, except vote withheld from    3.  Ratification of the   / /    / /      / /
the following nominee(s):             1997 Stock
                                      Option Plan.
------------------------------

                                                                                        The undersigned acknowledges receipt of the
                                                                                        Notice of Annual Meeting of Stockholders
                                                                Change  / /             and the Proxy Statement dated July 26,
                                                                  of                    1997.
                                                                Address
                                                                                        When shares are held by joint tenants, both
                                                                Attend  / /             should sign. When signing as attorney,
                                                                Meeting                 executor, administrator, trustee or
                                                                                        guardian, please give full title as such.
                                                                                        If a corporation, please sign in full
                                                                                        corporate name by President or other
                                                                                        authorized officer. If a partnership,
                                                                                        please sign in partnership name by an
                                                                                        authorized person.


    SIGNATURE(S)                                                        DATE
                 ------------------------------------------------------     --------         PLEASE MARK, SIGN, DATE AND
                                                                                           RETURN THIS PROXY CARD PROMPTLY
    SIGNATURE(S)                                                        DATE                 USING THE ENCLOSED ENVELOPE.
                 ------------------------------------------------------     --------
    NOTE:   Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
